FOR IMMEDIATE RELEASE

KRISPY KREME COMPLETES REFINANCING OF SECURED CREDIT FACILITIES

Winston-Salem, NC – January 31, 2011 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its principal operating subsidiary, Krispy Kreme Doughnut Corporation, has closed a new secured credit facility aggregating $60 million, comprised of a $25 million revolving credit facility and a $35 million term loan. The term loan amortizes in quarterly installments of $583,333 beginning on March 31, 2011, with a final payment of the remaining term loan balance due at the maturity of the new facility in January 2016. The new facility may be retired without penalty at any time.

Proceeds of the term loan were used to repay the approximately $35 million outstanding balance under the Company’s prior credit facility, which has been terminated. The revolving credit facility is intended to be used to support outstanding letters of credit, which currently total approximately $12.5 million, with the balance available for working capital and other general corporate needs, if any. The Company will record a pretax charge of approximately $1.4 million in the fourth quarter of fiscal 2011, ended January 30, 2011, representing the write-off of unamortized deferred financing costs related to the prior facility.

Borrowings under the new facility bear interest at LIBOR plus 2.25% to 3.00% (depending on the Company’s consolidated leverage ratio), compared to LIBOR plus 7.50% under the prior facility. There is no LIBOR floor under the new facility, unlike the prior facility which had a LIBOR floor of 3.25%. The fees for outstanding letters of credit will be between 2.375% and 3.125% (depending on the Company’s consolidated leverage ratio), compared to 7.75% under the prior facility. The Company estimates the aggregate interest expense under the new facility for the year ending January 29, 2012, including letter of credit and other fees and amortization of costs associated with the transaction, will be approximately $2.3 million, or approximately $3.1 million less than the amount of interest and fees that would have been incurred under the prior credit facility.

The new credit agreement and related pledge and security agreement and guaranty agreement will be filed as exhibits to a Current Report on Form 8-K, which will be made available on the Company’s website promptly after its filing with the Securities and Exchange Commission.

Wells Fargo Securities, LLC served as sole lead arranger of the new facility; Wells Fargo Bank, National Association, served as administrative agent.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 640 locations in 21 countries around the world. Visit us at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Krispy Kreme Contacts:

Media:	Investor Relations:
Brian K. Little	Anita K. Booe
(336) 726-8825	(336) 703-6902
blittle@KrispyKreme.com	abooe@KrispyKreme.com